UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2014

Triton Pacific Investment Corporation, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-174873	45-2460782
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

10877 Wilshire Blvd., 12th Floor
Los Angeles, CA 90024
(Address of principal executive offices)

(310) 943-4990

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 15, 2014, Triton Pacific Investment Corporation (the "Company") entered into an agreement (the “Director Agreement”) with its three independent directors, Marshall Goldberg, William Pruitt and Ronald Ruther (collectively, the “Independent Directors”), pursuant to which the Independent Directors agreed to certain revisions to their compensation for serving as members of the Company’s Board. Specifically, effective October 1, 2014, the fees payable to the Independent Directors shall be determined based on the Company’s net assets as of the end of each fiscal quarter and be paid quarterly in arrears as follows:

Net Asset Value	Annual Cash Retainer Fee	Board Meeting Fee	Annual Audit Committee Chairperson Fee	Annual Audit Committee Member Fee	Audit Committee Meeting Fee
$0 to $25 million	—	—	—	—	—
$25 million to $75 million	$20,000	$1,000	$10,000	$2,500	$500
over $75 million	$30,000	$1,000	$12,500	$2,500	$500

In addition, each of the Independent Directors had previously agreed to defer payment of all fees owed to them during the Company’s start-up phase. The total amount of these deferred director fees was $207,250 as of September 30, 2014. Pursuant to the Director Agreement, each of Independent Directors agreed to accept a cash payment from the Company as full and complete satisfaction of all deferred director fees owed to them. The cash payments to each of the Independent Directors were $25,000 for Mr. Ruther and $20,000 for each of Mr. Goldberg and Mr. Pruitt.

Item 9.01  Exhibits.

(d)	See the Index of Exhibits, incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 17, 2014	Triton Pacific Investment Corporation, Inc.

	By	/s/ Craig J. Faggen
Craig J. Faggen Chief Executive Officer (Principal Executive Officer)

INDEX OF EXHIBITS

Exhibit Number	Exhibits

10.1	Agreement dated December 15, 2014 between Triton Pacific Investment Corporation, Inc. and each of Marshall Goldberg, William Pruitt and Ronald Ruther.